Tecogen Inc. 45 First Avenue, Waltham, MA 02451 • ph: 781-466-6400 • fax: 781-466-6466 • www.tecogen.com Tecogen Announces Obtaining $1.5m Credit Facility WALTHAM, MA, October 10th, 2023 – Tecogen Inc. (OTCQX: TGEN) a leading provider of clean energy products and services, is pleased to announce the signing of a $1.5 million Credit Agreement provided by our directors John Hatsopoulos and Earl Lewis. The line of credit has no fees or interest unless drawn upon and matures 12 months from date of agreement. Interest on the line is at the minimum Federally Applicable Rate and will be paid on maturity. The minimum drawdown on the facility is $500,000. The board has also authorized the company to prepare the filings necessary to hold a special meeting of the stockholders to vote on a reverse split with a view to listing Tecogen’s shares on a national securities exchange. “This line of credit provides additional liquidity for the company at favorable terms and helps strengthen our balance sheet. As we look to grow our revenue and ship our backlog, having additional working capital will help accelerate our path to profitability.” Commented Abinand Rangesh, CEO of Tecogen. Forward Looking Statements This press release contains “forward-looking statements” which may describe strategies, goals, outlooks or other non-historical matters, or projected revenues, income, returns or other financial measures, that may include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "likely" or "may" and similar expressions intended to identify forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. In addition to the Risk Factors described in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q under “Risk Factors,” factors that could cause our actual results to differ materially from past and projected future results include the impact of the coronavirus pandemic on demand for our products and services, the availability of incentives, rebates and tax benefits relating to our products, changes in the regulatory environment relating to our products, competing technological developments, and the availability of financing to fund our operations and growth. About Tecogen Tecogen Inc. designs, manufactures, sells, installs, and maintains high efficiency, ultra-clean, cogeneration products including combined heat and power, air conditioning systems and high-efficiency water heaters for residential, commercial, recreational and industrial use. The company’s cost efficient, reliable, and environmentally friendly products for energy production nearly eliminate criteria pollutants and significantly reduce a customer’s carbon footprint.

Tecogen Inc. 45 First Avenue, Waltham, MA 02451 • ph: 781-466-6400 • fax: 781-466-6466 • www.tecogen.com In business for over 35 years, Tecogen has shipped more than 3,150 units, supported by an established network of engineering, sales and service personnel throughout North America. Aggregate run hours on Tecogen’s InVerde cogeneration systems exceed 6 million hours. For more information, please visit www.tecogen.com or contact us for a free Site Assessment. Tecogen, InVerde e+, Ilios, Tecochill, Tecofrost, Tecopack, Tecopower, and Ultera are registered or pending trademarks of Tecogen Inc. Tecogen Media & Investor Relations Contact Information: Abinand Rangesh, CEO P: (781) 466-6487 E: Abinand.Rangesh@Tecogen.com